Exhibit 23.4
 (Consent of Webb & Company, P.A., Independent Registered Public Accounting Firm for incorporation by reference of their report into Form 10-Q filed herewith)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed on March 12, 2008 (File No. 333-149669) and the Registration Statement on Form SB-2 filed on October 29, 2007 (File No. 333-140147) of Waytronx, Inc. of our report dated March 20, 2008, with respect to the financial statements of Waytronx, Inc. (fka Onscreen Technologies, Inc.) as of December 31, 2007 and for the year ended December 31, 2007, which report is included in the Annual Report on Form 10-KSB of Waytronx, Inc. for the year ended December 31, 2007.

WEBB & COMPANY, P.A.
Boynton Beach, Florida
August 11, 2008